Exhibit 99.1

Exactech 2008 Revenue Up 30% to $162M;

Net Income Up 31% to $11.1M, EPS $0.87

Q4 Revenue Up 22% to $40.3M, EPS $0.24

GAINESVILLE, Fla. – February 18, 2009 — Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder, spine and biologic materials, announced today that revenue for 2008 increased 30% to $161.7 million from $124.2 million in 2007. Diluted earnings per share for the year was $0.87 based on net income of $11.1 million. This compares with net income of $8.5 million or $0.72 diluted EPS a year ago. Net income for 2008 included pre-tax legal expenses and costs of $2.6 million related to the ongoing Department of Justice (DOJ) inquiry.

2008 Highlights and Segment Performance

•	Revenue for the year increased 30% to $161.7 million

•	Knee implant revenue increased 15% to $72.6 million

•	Hip implant revenue increased 1% to $22.8 million

•	Organic hip implant revenue increased 23% excluding the impact of a hip distribution agreement terminated in 2007

•	Biologic & spine segment revenues increased 63% to $26.5 million, which includes revenues of $7.2 million from the spine acquisition

•	Shoulder implant revenue increased 77% to $16.8 million

•	Other revenue of $23.0 million increased 85% from $12.5 million primarily due to revenue from the acquired French distributor

For the fourth quarter of 2008, revenue was $40.3 million, an increase of 22% over $33.1 million for the fourth quarter last year. Net income for the fourth quarter of 2008 was up 15% to $3.1 million compared to $2.7 million for the same quarter of 2007. Diluted EPS was $0.24 for the fourth quarter of 2008 compared to $0.23 in the fourth quarter of 2007. Excluding legal costs of $391,000 associated with the ongoing DOJ inquiry, diluted EPS for the fourth quarter of 2008 was $0.26.

Exactech Chairman and CEO Bill Petty said, “This was another strong year for Exactech. We had solid double-digit growth in all lines of business, with overall revenue increasing 30% to $161.7 million. With the combining of our biologic and spine divisions led

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by seasoned orthopaedic executive Bruce Thompson, we will be reporting biologic and spine revenues together as one segment. Revenues for this segment totaled $26.5 million in 2008, which includes revenue of $7.2 million from spine products.

“For the fourth quarter, we had improvement in all major segments. Knee sales increased 3% to $17.0 million. Organic hip sales were up 17% to $5.3 million. Upper extremity sales grew 57% to $5.0 million, biologics/spine increased 13% to $5.2 million excluding the impact of the spine acquisition.

“Our strategy for growth has become evident with the accomplishments of 2008. Exactech is building a platform to drive future growth through broadened product lines, significant industry expertise, and geographical expansion. Exactech Spine provides a base portfolio of spine products with the opportunity to expand distribution domestically and internationally. We also signed a license agreement for cartilage repair technology and, although work on this project is still in the early stages, pursuing cartilage repair underscores our long-term commitment to developing biologic solutions for joint restoration.

“We continue to expand our product lines. In 2008 we launched six new products including our Novation® Crown Cup acetabular system and the Novation® Element™ stem for our Novation Comprehensive Hip system. We introduced our patent-pending CR slope knee system for Optetrak® knee, which is already receiving strong support from surgeons in clinical trials.

“A key element to Exactech’s growth strategy is our highly experienced management team. We were fortunate to have Daniel Berdat join us last April as VP, international sales and marketing. Daniel’s leadership has been an important catalyst as we expanded internationally in 2008,” Petty said.

Exactech President David Petty said “Geographic expansion continues to deliver strong results for Exactech. For the full year 2008, U.S. sales grew 16% to $112.4 million from $96.5 million in 2007. Our international business again reported strong performance with sales increasing 78% to $49.3 million in 2008 from $27.7 million in 2007. Excluding the impact of our French distributor acquisition, international sales increased 39% during 2008.

“For the fourth quarter of 2008, U.S. sales increased 12% to $29.0 million, and international sales were up 59% to $11.3 million. International sales represented 28% of total sales, compared with 22% for the same quarter last year.”

Jody Phillips, Exactech CFO, said, “Gross margin percentage for the year decreased to 63.8% compared to 64.8% for last year which was consistent with our expectations due to the impact of the international sales mix. Total operating expenses in 2008 were $84.6 million, up 29% from $65.5 million in the comparable period last year. The significant increase in operating expenses was primarily due to the addition of the distribution costs from acquisitions and higher legal expenses.”

Looking forward, the company reiterated its 2009 revenue guidance of $184 - $194 million and diluted EPS of $1.06 - $1.14 excluding the impact of DOJ expenses. For the first quarter of 2009, the company said it anticipates revenues of $42 - $45 million and diluted EPS of $0.24 - $0.26 excluding the impact of DOJ related expenses. The foregoing statements regarding targets are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

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Exactech will hold a conference call on Thursday, February 19 at 10:00 a.m. Eastern Time. To participate in the call, dial 1-800-762-8908 any time after 9:50 a.m. Eastern on February 19. International and local callers should dial 1-480-629-9031. While in conference, if callers should require operator assistance, they can press the star followed by the zero button. This will call an operator to the line.

A live webcast of the call will be available at http://viavid.net/dce.aspx?sid=00005DC3. A podcast will be available approximately one hour after the event ends and can be accessed at http://viavid.net/mp3/00005DC3.mp3. Both will be archived for approximately 90 days.

The financial statements follow.

About Exactech

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States and Australia, in addition to more than 30 markets in Europe, Asia and Latin America. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm.

Investors may contact Chief Financial Officer Jody Phillips at 352-377-1140 or Julie Marshall or Frank Hawkins, Hawk Associates Inc., at 305-451-1888, e-mail: exactech@hawkassociates.com. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

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EXACTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	(unaudited)	(audited)
	December 31, 2008	December 31, 2007

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,285	$2,038
Accounts receivable, net of allowances of $1,197 and $663	31,750	23,106
Prepaid expenses and other assets, net	2,193	1,185
Income taxes receivable	117	27
Inventories	61,866	44,201
Deferred taxes	1,119	306

Total current assets	100,330	70,863

PROPERTY AND EQUIPMENT:
Land	1,231	1,140
Machinery and equipment	21,528	17,364
Surgical instruments	38,012	29,165
Furniture and fixtures	2,746	2,366
Facilities	13,551	12,312
Projects in process	2,221	609

Total property and equipment	79,289	62,956
Accumulated depreciation	(32,950)	(26,649)

Net property and equipment	46,339	36,307

OTHER ASSETS:
Notes receivable – related party	—	4,394
Deferred financing and deposits, net	2,252	1,041
Other investments	1,387	(37)
Product licenses and designs, net	7,846	1,355
Patents and trademarks, net	2,272	2,184
Goodwill	7,943	352

Total other assets	21,700	9,289

TOTAL ASSETS	$168,369	$116,459

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$13,065	$9,423
Income taxes payable	—	103
Accrued expenses and other liabilities	5,801	5,995
License fee payable	1,266	—
Current portion of long-term debt	1,415	1,646

Total current liabilities	21,547	17,167

LONG-TERM LIABILITIES:
Deferred tax liabilities	1,926	2,505
Line of credit	14,802	—
Long-term debt, net of current portion	7,610	9,025
Other long-term liabilities	869	124

Total long-term liabilities	25,207	11,654

Total liabilities	46,754	28,821

SHAREHOLDERS’ EQUITY:
Common stock	127	116
Additional paid-in capital	51,223	27,388
Accumulated other comprehensive income (loss), net of tax	(1,016)	(57)
Retained earnings	71,281	60,191

Total shareholders’ equity	121,615	87,638

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$168,369	$116,459

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EXACTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(Unaudited)

	Three Month Period Ended December 31,		Twelve Month Period Ended December 31,
	2008	2007	2008	2007
NET SALES	$40,310	$33,069	$161,730	$124,209

COST OF GOODS SOLD	13,790	11,081	58,620	43,758

Gross profit	26,520	21,988	103,110	80,451

OPERATING EXPENSES:
Sales and marketing	13,920	10,458	51,263	38,699
General and administrative	3,596	2,673	16,471	10,984
Research and development	2,227	2,379	9,255	8,126
Impairment loss	—	—	—	1,519
Depreciation and amortization	2,157	1,665	7,569	6,156

Total operating expenses	21,900	17,175	84,558	65,484

INCOME FROM OPERATIONS	4,620	4,813	18,552	14,967

OTHER INCOME (EXPENSE):
Interest income	5	119	14	371
Interest expense	(301)	(224)	(1,110)	(1,321)
Other income (expense)	—	(72)	485	(72)
Foreign currency exchange (loss) gain	(154)	(100)	(229)	(152)

INCOME BEFORE PROVISION FOR INCOME TAXES	4,170	4,536	17,712	13,793

PROVISION FOR INCOME TAXES	1,063	1,672	6,524	4,859

EQUITY IN NET LOSS OF OTHER INVESTMENTS	—	(159)	(98)	(451)

NET INCOME	$3,107	$2,705	$11,090	$8,483

BASIC EARNINGS PER SHARE	$0.25	$0.23	$0.90	$0.73

DILUTED EARNINGS PER SHARE	$0.24	$0.23	$0.87	$0.72

SHARES - BASIC	12,680	11,549	12,317	11,568

SHARES - DILUTED	12,921	11,841	12,735	11,829

Adjusted net income to exclude the effect of DOJ related expenses:
Net Income	$3,107	$2,705	$11,090	$8,483
Adjustments for DOJ related expenses:
DOJ related expenses, pre-tax	391	—	2,605	—
Income tax benefit	149	—	1,026	—

	242	—	1,579	—

Adjusted net income - excluding DOJ related expense	$3,349	$2,705	$12,669	$8,483

Diluted earnings per share	$0.24	$0.23	$0.87	$0.72
Adjustment of DOJ related expenses, net	0.02	—	0.12	—

Adjusted diluted earnings per share	$0.26	$0.23	$0.99	$0.72

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EXACTECH INC.